Business Talk Radio.Net, Inc.
P.O. Box 4826
Greenwich, CT 06831
Attn: Mr. Jeff Weber
Executive Vice President

May 30, 2008

Dear Mr. Weber,

This letter agreement (this "Agreement") shall set forth the agreement and understanding by and between United Stations Radio Networks, Inc. a New York corporation ("USRN"), and Businesstalkradio.net, Inc., a Delaware corporation ("BTRN"), with respect to the syndication by USRN to the Lifestyle TalkRadio Network(LTRN), a subsidiary of Businesstalkradio.net, Inc. of the radio program called The Lou Dobbs Show® (the "Program"), which is produced and distributed by USRN. That agreement and understanding is as follows:

1. USRN agrees, subject to the other terms and provisions hereof, to supply the Program to all of the radio station affiliates of LTRN (each an "LTRN Affiliate"), whether currently an affiliate of LTRN or those radio stations that become LTRN Affiliates during the Term (as hereinafter defined) of this Agreement. USRN shall provide the Program to the LTRN Affiliates for broadcast from 7 p.m. to 10 p.m. Monday through Saturday. No other broadcast of the Program by the LTRN Affiliates will be permitted and no LTRN affiliates will be allowed to air the program during any portion of the overnight daypart, which is 12:00midnight-6:00 AM local time. The Saturday version of the program shall be a "Best Of" version of the Program, either from prior broadcasts of the Program or the broadcasts of the Program from that broadcast week.

2. LTRN shall use its best efforts to induce all existing LTRN Affiliates and all radio stations that become LTRN Affiliates during the Term to become affiliates of the Program. LTRN will enter into such affiliation agreements (the "Affiliation Agreements"), with USRN for the Program on behalf of LTRN Affiliates that contract with LTRN to air the Lou Dobbs Show on its network. LTRN shall also use its best efforts to cause such LTRN Affiliates to comply with all of their respective obligations including, without limitation, furnishing affidavits of performance to LTRN. LTRN shall furnish copies of such affidavits of performance to USRN upon USRN's written request (which, for these purposes, shall include email). LTRN represents and warrants to USRN that there are currently 109 LTRN Affiliates; each such Affiliate and its "City of License" are set forth on Exhibit A attached hereto.

3. It is understood and agreed that since the affiliation of the Program is market exclusive as defined by the network industry standard, if USRN already has a radio station affiliate of the Program in the City of License of the LTRN Affiliate, USRN shall not be obligated to provide the Program to that LTRN Affiliate and that LTRN shall not be obligated to use its best efforts to induce such LTRN Affiliate to enter into an Affiliation Agreement or to cause such LTRN Affiliate to become an affiliate of the Program.

4. If during the Term, USRN desires to enter into an Affiliation Agreement for the Program with a radio station which is in the same "City of License" as an LTRN Affiliate to become an affiliate of the Program, and such radio station has a greater AQH (Average Quarter Hour) using the same measuring criteria, such as demographic and day-part as the intended day-part for the broadcast of the Program, than that of the LTRN Affiliate, if requested by USRN in writing, LTRN will, concurrently with USRN entering into an Affiliation Agreement for the Program with such radio station, cause the LTRN Affiliate to cease being an affiliate of the Program.

5. With respect to those LTRN Affiliates that have a measurable AQH audience that are set forth on Exhibit B attached hereto, USRN agrees that it shall not attempt to affiliate another radio station in that same market as that LTRN Affiliate as a replacement affiliate for the Program for a period of twelve (12) months from the date of this Agreement; provided that during such twelve (12) month period, the LTRN Affiliate is an affiliate of the Program. In addition, with respect to each radio station that becomes an LTRN Affiliate for the Program during the Term, USRN shall not attempt to affiliate another radio station in that same market as that LTRN Affiliate as a replacement affiliate for the Program for a period of six (6) months after that date that the LTRN Affiliate became an affiliate of the Program; provided that the LTRN Affiliate continues to be an affiliate of the Program during such six (6) month period.

6. Notwithstanding anything set forth in Section 5 hereof, if USRN would like to replace an LTRN Affiliate in a particular market, it shall notify LTRN of such desire, and USRN and LTRN shall negotiate in good faith reasonable compensation to LTRN for any lost affiliation for the Program based upon USRN's affiliation of a replacement affiliate in the market. If the parties are unable to agree on the compensation, USRN shall not affiliate the replacement affiliate.

7. The term of this Agreement will commence on May 30, 2008 and will expire three (3) years thereafter, unless terminated earlier as provided for herein (the "Initial Term"). The Initial Term will automatically renew and extend for consecutive periods of twenty-four (24) months from the then expiration date (each a "Renewal Term"), unless not less than ninety (90) days prior to the then expiration date, either USRN or LTRN notifies the other in writing that it does not intend for the Term of the Agreement to automatically extend. For purposes hereof, the word "Term" shall mean the Initial Term as it may be extended by each Renewal Term, if applicable.

8. In consideration of USRN entering into this Agreement, LTRN shall cause each of the LTRN Affiliates to provide USRN with eight (8) minutes of network time for the sale of advertising which advertising shall run during the broadcast of the Program (the "Inventory"), for each hour that the Program is broadcast. Accordingly, USRN shall receive twenty-four (24) minutes of Inventory each day and one hundred forty four (144) minutes of Inventory, each week. USRN will be the sole and exclusive seller of the Inventory for the Program throughout the term of this agreement.

9. In order to induce LTRN to enter into this Agreement, within ten (10) business days after the date of this Agreement, USRN shall pay $25,000 to LTRN.

10. In consideration for LTRN entering into this Agreement, USRN shall pay to LTRN, as and when collected by USRN, forty percent (40%) of Net Revenues (as hereinafter defined) received by USRN from the sale of the Inventory up to the first $100,000 of Net Revenues, and fifty percent (50%) of Net Revenues in excess of $100,000. Accordingly, USRN shall be entitled to retain the remaining sixty percent (60%) or fifty percent (50%) of Net Revenues, as applicable.

11. USRN shall pay LTRN its percentage share of Net Revenues on a monthly basis (based upon collections by USRN during the immediately preceding broadcast month.) The payment to LTRN in respect of Net Revenues shall be accompanied by a statement prepared by USRN, which shall set forth in reasonable detail, the calculation of Net Revenues for the applicable period (the "Net Revenue Statement). For purposes hereof, "Net Revenues" shall mean all amounts actually collected in cash or cleared funds by USRN in respect of the sale of the Inventory (net of any out-of-pocket costs of collection actually incurred by USRN) after payment of the standard fifteen percent (15%) advertising agency commission.

12. LTRN and its duly authorized representative(s) shall have the right, which may be exercised no more frequently than once during each annual period during the Term, upon reasonable prior written notice to USRN and during regular business hours only, at the sole cost and expense of LTRN, to examine and audit said books of account and records at USRN's principal place of business with respect to calculation of Net Revenues hereunder only, and for no other purpose nor with respect to any other matter. LTRN shall not have access the books or records of USRN generally. If any audit discloses deficiencies in the payment to LTRN in respect of Net Revenues that is concurred with by USRN, that amount shall be paid to LTRN, and if any such audit performed at LTRN's expense discloses deficiencies of five percent (5%) or more of the total amount of Net Revenues paid to LTRN for the time period being audited, that is concurred in by USRN, then USRN shall reimburse LTRN for the reasonable out-of-pocket costs and expenses of such audit incurred by LTRN in connection with such audit. If the audit does not reveal an underpayment to LTRN, the results of which are concurred in by LTRN, then LTRN shall reimburse USRN for its reasonable costs and expenses incurred by USRN in connection with such audit. If LTRN does not audit an annual period within ninety (90) days after the end of any applicable period, all Net Revenues Statements for that annual period shall be conclusive and binding on the parties, and not

subject to review, audit or examination. It is agreed that the first annual period shall end December 31, 2008 and that each subsequent annual period will end on the last day of the calendar year; provided that the foregoing shall not affect the Term of this Agreement.

13. For the entire Term of this Agreement, LTRN shall provide USRN four (4) tickets to the entire season (pre-season and regular season) to the New York Giants football team at Giants Stadium and the new stadium to be built. USRN shall reimburse LTRN an amount equal to the subscription face value of the tickets.

14. In order to induce the other party to enter into this Agreement, each of USRN and LTRN represents and warrants to the other party that:

(i) it is a corporation or limited liability company duly incorporated or duly formed, and in good standing in the state of its incorporation or organization, as applicable;

(ii) it has the right and all requisite corporate or limited liability company power and authority, as applicable, to enter into this Agreement and perform its obligations hereunder;

(iii) its execution, delivery and the performance of this Agreement does not and will not violate any of its constituent documents or any agreement or contract, or any order, decree or judgment to which it is a party or by which it or any of its properties or assets is bound or otherwise subject; and

(iv) this Agreement constitutes its legal, valid and binding obligation, enforceable against such party in accordance with its terms.

15. (a) LTRN shall indemnify and hold harmless USRN and its shareholders, directors, officers and employees and their respective successors and assigns (each a "USRN Indemnified Person") from and against any and all liabilities, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) (collectively, "Losses") incurred by any USRN Indemnified Person as a result of any third party claim against any USRN Indemnified Person that is based upon or relates to the following: (i) any breach of any covenant or agreement in this Agreement by LTRN which is to be observed or performed by LTRN; (ii) any breach of a representation or warranty made by LTRN which is set forth herein; or (iii) the failure of LTRN Affiliates to run the nationally scheduled commercials as scheduled in accordance with the applicable station Affiliation Agreement for the particular LRN Affiliate.

(b) USRN shall indemnify and hold harmless LTRN and its shareholders, directors, officers and employees and their respective successors and assigns (each a "LTRN Indemnified Person") from and against any and all Losses incurred by any LTRN Indemnified Person" as a result of any third party claim against such LTRN Indemnified Person that is based upon or relates to any of the following: (i) any breach of any covenant or agreement in this Agreement by USRN which is to be observed or performed by USRN; or (ii) any breach of a representation or warranty made by USRN which is set forth herein or (iii) any statements or content broadcast on the Program.

(c) . The indemnification obligations of the parties hereunder shall survive the termination of this Agreement and the expiration of the Term of this Agreement.

16. Notwithstanding anything to the contrary set forth herein, USRN or LTRN, as the case may be, shall have the right to terminate this Agreement, prior to the end of the Term, upon written notice to the other party hereto, after the occurrence of any of the following events with respect to such other party:

(a) any representation or warranty made by the other party hereto set forth in this Agreement shall be materially false or misleading as of the time made; or

(b) the voluntary or involuntary commencement of bankruptcy, insolvency, reorganization or similar proceedings with respect to such other party or the making of a general assignment for the benefit of creditors by such other party; provided that in the case of involuntary proceedings, such proceedings are not stayed or dismissed within sixty (60) days after the commencement thereof; or

(c) the liquidation or dissolution of such other party or the appointment of a receiver or trustee over all or a substantial portion of such other party's properties and assets; or

(d) a breach by such other party of any material term or provision hereof or any material covenant or agreement of such other party set forth herein on the part of such other to be observed or performed, and such breach or failure is not fully remedied within thirty (30) days after receipt of written notice thereof from the other party hereto.

The termination of this Agreement pursuant to paragraphs (a) and (d) of this Section 16 shall not be the exclusive remedy available to a party for misrepresentation or breach, and the non-breaching party shall be entitled to all of its rights and remedies hereunder, at law, in equity or otherwise including, without limitation, consequential, incidental and special damages and damages in the nature of lost profits. Both parties agree that there will be no liability for consequential, incidental and special or lost profit damages. The termination of this Agreement pursuant to paragraph (b) and (c) of this Section 16 shall be the exclusive remedy for any such termination, except if the result of the willful misconduct on the part of one of the parties.

Upon the termination of this Agreement pursuant to this Section 16, if LTRN is the party instituting the termination, or upon the expiration of the Term of this Agreement, for a period of six (6) months thereafter, USRN shall not attempt to affiliate the Program with any other radio station that is an LTRN Affiliate of the Program as of the date of such termination or expiration.

17. This Agreement is between independent contracting entities and nothing herein shall establish an employee/employer relationship or a joint-venture or a partnership or establish a fiduciary relationship between USRN and LTRN.

18. Neither party may assign this Agreement without prior written consent of the other party, which such consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, this Agreement may be assigned to an assignee of all or substantially all of the assets of a party hereto who assumes in writing the obligations of such party in a manner reasonably acceptable to the other party hereto. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the successors (whether by merger, consolidation, the purchase of all of the equity of a party or other similar transaction) and the permitted assigns of parties.

19. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed therein, without regard or reference to any of its choice of laws principles which would result in the application of the laws of another jurisdiction. The parties hereby unconditionally and irrevocably consent to the exclusive jurisdiction of the courts of the State of New York located in New York County and the Federal District Court for the Southern District of New York as the forum for the adjudication of any claim, action, suit or proceeding arising out of, based upon or relating to this Agreement. The parties unconditionally and irrevocably waive any right to object to the jurisdiction of said courts, to claim that venue in said courts is not proper or that venue in said courts is not a convenient forum or to have a jury trial in any such action, suit or proceeding. This Agreement shall not be interpreted or construed with any presumption against either party by virtue of such party having caused this Agreement to be drafted. The prevailing party in any action, suit or other proceeding to enforce this Agreement shall be entitled to be awarded reimbursement of its costs and expenses, including, without limitation, reasonable attorneys' fees and expenses incurred in connection therewith.

20. Each of USRN and LTRN, as the case may be, in its capacity as receiving party, agrees that it will maintain all Confidential Information (as hereinafter defined) that it receives from the other party hereto in strict confidence and that it will not disclose any such Confidential Information to any person or entity without the prior written permission of the other party hereto, except in connection with the performance of its obligations under this Agreement, the enforcement of this Agreement, if necessary, or any disclosure that is required pursuant to applicable law, regulation or subpoena. Prior to any disclosure pursuant to applicable law, regulation or subpoena, the party intending to make disclosure shall give the other party, to the extent practicable, prompt notice prior to disclosure, so that the other party, if it desires, may seek a protective order or other available remedy. Each of USRN and LTRN, as the case may be, in its capacity as disclosing party, shall be entitled to immediate injunctive relief (and any other relief) to enforce the provisions of this Section 20, without being requested to post a bond or other security or to establish irreparable harm. "Confidential Information" means records and documents about the operations, activities, finances and trade secrets of LTRN, on the one hand, and USRN and its business operations, activities and finances, on the other hand; provided that Confidential Information shall not include information which is generally available in the public domain, other than due to a breach of this Agreement by the receiving party. The provisions of this Section 20 shall survive the expiration of the Term or the termination of this Agreement.

21. The obligations of BTRN and LTRN hereunder shall be joint and several obligations as if each is a primary obligor.

22. This Agreement sets forth the entire understanding and agreement of the parties with respect to the subject matter hereof and it supersedes all prior and/or contemporaneous undertakings and agreements (whether written or oral) with respect to such subject matter, all of which are merged herein. This Agreement shall constitute a short-form agreement and understanding of the parties as set forth herein. The parties intend to enter into a long-form agreement (the "Long-Form Agreement") within forty-five (45) days after the date hereof based upon, and consistent with, the terms and provisions hereof. Until the Long-Form Agreement is entered into, if at all, this Agreement shall constitute the sole and entire Agreement among the parties with respect to the subject hereof and shall be legally binding on the parties.

23. Any waiver, any breach or violation of any term or provision of this Agreement shall be limited to the instance in which it is given and shall not constitute a continuing waiver or a waiver of any subsequent breach or violation. This Agreement may not be amended, modified or waived, except by an instrument in writing signed by each of the parties. This Agreement may be executed in two (2) or more counterparts, each of which, when taken together, shall constitute one and the same agreement. The section headings are inserted herein for ease of reference, and shall not be given any effect in connection with the interpretation or construction of this Agreement.

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IN WITNESS WHEREOF, each of LTRN and USRN has executed this Agreement as of the date first above written.

UNITED STATIONS RADIO NETWORKS, INC.

By: James M. Higgins
Name: JAMES M. HIGGINS
Title: PRESIDENT / COO

BUSINESS TALK RADIO NET, INC.

By: Michael L. Metter
Name: MICHAEL L. METTER
Title: President / CEO